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                                                                    Exhibit 4(o)

[Letterhead of AIG SunAmerica              AIG SunAmerica Life Assurance Company
Life Assurance Company]                    1 SunAmerica Center
                                           Los Angeles, CA 90067-6022

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                                   ENDORSEMENT

This Endorsement becomes a part of the contract to which it is attached ("the Contract"). All definitions, provisions and exceptions of the Contract apply to this Endorsement unless changed by this Endorsement. In the case of any conflict between the provisions of the Contract and this Endorsement, the provisions of this Endorsement will control.

The DEATH OF THE OWNER provision in the DEATH BENEFIT Section of the Contract is amended to read as follows:

For the purposes of determining the amount of the Death Benefit, the primary Owner is the first Owner listed on the Contract Schedule. If the Owner is not a natural person, for the purposes of determining the amount of the Death Benefit, the primary Annuitant identified on the Contract Schedule will be considered the primary Owner.

The Death Benefit is payable upon the death of any Owner prior to the Annuity Date while the Contract is in force. After the Annuity Date, any Annuity Payments remaining unpaid will continue to be paid pursuant to the Annuity Option in effect at the date of the Owner's death.

Joint Owners, if applicable, shall be each other's primary Beneficiary. If the Owner is not a natural person, the Joint Annuitants, if any, shall be each other's primary Beneficiary. Any other Beneficiary designated on the Application will be treated as a contingent Beneficiary. If an irrevocable Beneficiary has been designated, the Beneficiary may not be changed.

The value of the Death Benefit will be determined as of the date We receive proof of death and all required paperwork in a form acceptable to Us, provided that this date is within 90 days after the date of death of the Owner. If We receive proof of death and all required paperwork more than 90 days following the date of death of the Owner, the Death Benefit will be reduced by the amount of any decline in Contract Value since the 90th day following the date of death.

If the Owner who dies is not the primary Owner, then the Death Benefit payable will be equal to the Contract Value.

If the Owner who dies is the primary Owner, the Death Benefit will be equal to the greater of:

               1) the total of all premiums paid with each premium adjusted for any partial surrenders (and any charges applicable to each partial surrender) in the same proportion that the Contract Value was reduced on the date of each such partial surrender; or

               2)   Contract Value.

If the Owner did not specify a Death Benefit payment option prior to his/her death, the surviving Joint Owner or Beneficiary may elect one of the following Death Benefit payment options to be paid as follows:

1. payment of the entire Death Benefit within 5 years of the date of the Owner's death; or

2. payment over the lifetime of the surviving Joint Owner or designated Beneficiary with distribution beginning within 1 year of the date of death of the Owner (see Annuity Options section of this contract); or

3. if the surviving Joint Owner or Beneficiary is a spouse of the deceased Owner, he/she can continue this Contract in his/her own name; or

4. in any mutually agreed form.

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If no payment option has been elected within 60 days after such Death Benefit became payable to such Beneficiary, We reserve the right to require that the Death Benefit be paid in the form of a lump sum settlement.

If the ownership of the Contract has been modified as a result of an assignment, the Death Benefit will be reset to the Contract Value at the time of assignment. When the Contract has been assigned, the assignee will be considered the primary Owner. However, We may reject or not recognize assignments that alter the character of risk assumed for Death Benefits at the time the Contract was issued.

Signed by the Company:


/s/ Christine A. Nixon                  /s/ Jana W. Greer
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   Christine A. Nixon                                Jana W. Greer
       Secretary                                       President

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